EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-87090), on Form S-8 (Nos. 333-110643, 333-101657, 333-100514, 333-56440, 333-52842, 333-01533) and on Schedule TO-I (No. 005-34050) of Emulex Corporation of our report dated January 28, 2003, except as to the second paragraphs of Note 9, Legal Proceedings, and of Note 10 and Note 16 as to which the date is March 3, 2003 relating to the financial statements of Vixel Corporation, which appears in the Current Report on Form 8-K/A of Emulex Corporation dated January 27, 2004.

PRICEWATERHOUSECOPPERS LLP

Seattle, Washington
January 26, 2004